Exhibit 12.1

	SunTrust Banks, Inc.

	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
	For the Six Months Ended June 30				For the Year Ended December 31
(Dollars in millions)	2012		2011		2011		2010		2009	2008		2007
Ratio 1 - including deposit interest
Earnings:
Income/(loss) before income taxes and extraordinary gain	$685		$449		$726		$4		($2,462)	$729		$2,250
Fixed charges	478		628		1,189		1,562		2,315	3,778		5,377

Total	$1,163		$1,077		$1,915		$1,566		($147)	$4,507		$7,627

Fixed charges:
Interest on deposits	$245		$331		$624		$860		$1,440	$2,377		$3,661
Interest on funds purchased and securities sold under agreements to repurchase	2		3		5		6		8	131		440
Interest on other short-term borrowings	9		6		12		13		15	55		121
Interest on trading liabilities	7		15		26		30		20	27		15
Interest on long-term debt	178		237		449		580		761	1,117		1,079
Portion of rents representative of the interest factor (1/3) of rental expense	37		36		73		73		71	71		61

Total fixed charges	478		628		1,189		1,562		2,315	3,778		5,377
Preferred stock dividend requirements	7		180		165		274		280	49		42

Fixed charges and preferred stock dividends	$485		$808		$1,354		$1,836		$2,595	$3,827		$5,419

Ratio of earnings to fixed charges	2.43	x	1.71	x	1.61	x	1.00	x	NM	1.19	x	1.42	x
Ratio of earnings to fixed charges and preferred stock dividends	2.40	x	1.33	x	1.41	x	0.85	x	NM	1.18	x	1.41	x

Ratio 2 - excluding deposit interest
Earnings:
Income/(loss) before income taxes and extraordinary gain	$685		$449		$726		$4		($2,462)	$729		$2,250
Fixed charges	233		297		565		702		875	1,401		1,716

Total	$918		$746		$1,291		$706		($1,587)	$2,130		$3,966

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$2		$3		$5		$6		$8	$131		$440
Interest on other short-term borrowings	9		6		12		13		15	55		121
Interest on trading liabilities	7		15		26		30		20	27		15
Interest on long-term debt	178		237		449		580		761	1,117		1,079
Portion of rents representative of the interest factor (1/3) of rental expense	37		36		73		73		71	71		61

Total fixed charges	233		297		565		702		875	1,401		1,716
Preferred stock dividend requirements	7		180		165		274		280	49		42

Fixed charges and preferred stock dividends	$240		$477		$730		$976		$1,155	$1,450		$1,758

Ratio of earnings to fixed charges	3.94	x	2.51	x	2.28	x	1.01	x	NM	1.52	x	2.31	x
Ratio of earnings to fixed charges and preferred stock dividends	3.83	x	1.56	x	1.77	x	0.72	x	NM	1.47	x	2.26	x

NM - not meaningful. For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by $2.5 billion. Earnings included a $751 million non-cash goodwill impairment charge in 2009 as well as elevated provision for credit losses.